Exhibit 99.1

                              GENERAL PRESS RELEASE

         Bush Boake Allen Inc. (NYSE: BOA) announced today that it has engaged Credit Suisse First Boston Corporation to help explore various strategic alternatives to enhance shareholder value, including a sale or merger of the Company. This decision was arrived at by agreement of the Company's Board of Directors.

         Bush Boake Allen Inc. (NYSE: BOA), which conducts operations on six continents, has 60 locations in 38 countries worldwide. The company supplies flavors and fragrances to the world's leading consumer products companies for use in foods, beverages, soaps and detergents, cosmetics, toiletries, personal care items and related products. Its aroma chemicals, natural extracts and essential oils serve as raw materials for a wide range of compounded flavors and fragrances.

         Statements in this press release, which are not historical, are forward-looking statements that are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties with respect to Bush Boake Allen's business include general economic conditions, customers changing flavor and/or fragrance formulations, pricing, availability and capacity of both materials which are purchased and products which are sold, potential disruption to operations from Year 2000 issues, the effect of the transition to the Euro and political and economic uncertainties, currency fluctuations, devaluations and/or revaluations in the many countries in which the company operates. The company assumes no duty to update any such forward-looking information.

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